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                                                             AGREEMENT NO.: 6346

                         PROFESSIONAL SERVICE AGREEMENT
                                   CONSULTING
                      BETWEEN AETNA LIFE INSURANCE COMPANY
                                       AND
                              IBS INTERACTIVE, INC.



This Agreement is entered into as of October 23rd, 1997 by Aetna Life Insurance Company ("Aetna"), with its principal place of business located at 151 Farmington Avenue, Hartford, CT 06156, and IBS Interactive, Inc. ("Supplier") with its principal place of business located at 2 Ridgedale Avenue, Cedar Knolls, NJ 07927.

1.0 SERVICES

1.01 Subject to the terms and provisions of this Agreement, Supplier agrees to perform for Aetna, and Aetna agrees to purchase from Supplier, professional services ("Services").

1.02 The nature and extent of such Services and of each work assignment ("Assignment") in the performance of such Services shall be specified in countersigned schedules ("Schedule") each of which shall, upon such countersignature, become a part of this Agreement. Each Schedule shall be subject to the terms of this Agreement except to the extent, if any, modified in such Schedule. Each Schedule shall name an "Aetna Coordinator" who shall be responsible for the direction of the Assignment.

2.0 TERM OF AGREEMENT

2.01 This Agreement shall continue in effect until terminated as provided herein. The term defined in each Schedule shall be the term for the Schedule only.

3.0 FEES/PAYMENT OF SERVICES/TAXES

3.01 Supplier shall submit itemized invoices of charges based upon the Fee and Payment Dates specified in the Schedule.

3.02 Conditioned upon Aetna's prior receipt of this Agreement executed in the original by both parties, payments shall be made net thirty (30) days after the receipt of correct invoice and shall reference the Aetna Purchase Order which Aetna shall supply to Supplier and be addressed as follows:



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                          Aetna Life Insurance Company
                              151 Farmington Avenue
                           Hartford, Connecticut 06156
                             Attn: Aetna Coordinator
                               (named in Schedule)

3.03 Any individuals and/or consultants retained or employed by Supplier to provide Services under this Agreement ("Supplier Employee(s) shall not be employees of Aetna for any purpose, including, without limitation, federal, state and local taxes, including the Federal Insurance Contribution Act and the Federal Unemployment Tax, and all insurance coverage, unemployment compensation, and workers' compensation benefits, Supplier represents and warrants that Supplier shall, with respect to any Supplier Employee providing Services under this Agreement, withhold and pay all applicable federal, state, and local employment taxes and assessments, including the Federal Insurance Contribution Act and the Federal Unemployment Tax, and that Supplier shall provide all applicable insurance coverage, unemployment compensation, and workers' compensation benefits. Supplier agrees to indemnify and hold Aetna harmless from any and all liabilities, complaints, demands, damages, losses, causes of action, or suits of any kind or nature whatsoever, including court costs and attorney fees, arising out of the breach of these representations and warranties by Supplier.

3.04 The Fee established in any Schedule is all inclusive and Supplier shall not receive any further compensation for travel or other expenses unless such compensation is defined in the Schedule.

3.05 On each invoice to Aetna, Supplier shall itemize separately any and all taxes required to be collected or paid by Supplier that are expressly applicable to the Services provided under this Agreement. Aetna shall be responsible for any sales, use, and excise taxes applicable to the Services but not for any taxes based upon Supplier's net income.

3.06 Supplier agrees that Aetna shall have the right to bring any action, when Aetna deems appropriate, to contest any assessment of taxes which Aetna must pay under this Agreement or to obtain a refund of such taxes, either in its own name or in the name of Supplier, provided that Aetna shall conduct such contest in good faith and use due diligence. Supplier agrees to provide Aetna with full cooperation with respect to any such action.

4.0 TERMINATION

4.01 In the event Supplier or a Supplier Employee refuses or is unable to perform the Service contemplated in the manner set forth by this Agreement and a respective Schedule for reasons other than Aetna's breach or a force majeure event, that Schedule may be terminated by Aetna without advance notice.

4.02 Except as otherwise specified in this Section 4 or in the Schedule for a specific Assignment, termination of this Agreement or any Schedule by either party shall only be upon ten (10) days' prior written notice.


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4.03 In the event of any termination, Aetna agrees to pay Supplier for actual work performed up to the termination date, in accordance with the provisions of
Section 3.0, so long as any such work actually performed meets the requirements and specifications otherwise set forth in this Agreement and applicable Schedule.

5.0 CONFIDENTIAL INFORMATION

5.01 For the purpose of this Agreement, Confidential Information includes all information which is considered proprietary to Aetna, or any of its affiliated companies, including, but not limited to, information or materials related to the business affairs or procedures of Aetna and its affiliated companies, or to the design, programs, flow charts, and documentation of Aetna's data processing applications system and software, whether or not owned by Aetna.

5.02 Should Aetna disclose to Supplier or a Supplier Employee, or should Supplier or such Supplier Employee learn of Confidential Information, Supplier agrees that neither Supplier nor its Supplier Employee shall, at any time, during or after the term of this Agreement, disclose such information to any individual, company, or other entity or agency, nor use such Confidential Information for Supplier's own advantage other than in performance of this or any subsequent similar agreement with Aetna.

5.03 Information shall not be deemed to be Confidential Information, and Supplier shall have no obligation with respect to any such information which:

         a. is or falls into the public domain through no wrongful act of Supplier; or

         b. is rightfully received from a third party without restriction and without breach of this Agreement; or

         c. is approved for release by written authorization of an officer of Aetna; or

         d. is disclosed pursuant to the requirements of a governmental agency or operation of law; or

         e. is already in Supplier's possession as evidenced by its records and is not the subject of a separate non-disclosure agreement.

5.04 It is expressly agreed by Supplier and Supplier Employees that the provisions of this Section 5 shall survive the termination, for any reason, of the Schedule for any Assignment under this Agreement, and this Agreement itself, and shall be binding on Supplier, its successors, and assigns for the benefit of Aetna and its affiliated companies and their successors and assigns.

5.05 Each Supplier Employee retained or employed by Supplier to provide Services under this Agreement shall execute, prior to providing such Services, a non-disclosure agreement in the form of Exhibit A attached hereto.


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6.0 NON-PROSELYTIZING

6.01 Both parties recognize that each party and their affiliated companies have made substantial efforts and incurred substantial expense to recruit, employ, and train personnel with whom each party and/or its employees may have contact. The Supplier shall not, without Aetna's prior written consent, actively recruit and employ any person who is or was employed by Aetna and/or any of its affiliated companies, so long as this Agreement is in effect and for a period of one year following its termination. Aetna shall not, without informing the Supplier, actively recruit and employ a Supplier Employee identified on a Schedule, during the term of such identifying Schedule and for a period of one
(1) year following termination of such identifying Schedule.

6.02 The following activities will not constitute "active recruitment":

         a. a party receives an unsolicited resume for the employee or Supplier Employee, either directly from the employee or Supplier Employee, or from an employment agency or recruiter, and thereafter interviews or negotiates employment with such employee or Supplier Employee. Resumes shall be unsolicited unless a party specifically identifies a particular employee or Supplier Employee by name in its request for resumes; or

         b. a party places a recruiting advertisement directed at the general public, and thereafter interviews or negotiates employment with an employee or Supplier Employee responding to such advertisement; or

         c. a party discusses employment with an employee or Supplier Employee prior to the effective date of this Agreement arid thereafter interviews or negotiates employment with such employee or Supplier Employee. An affidavit by such employee or Supplier Employee to the effect that employment was actually discussed on a certain date prior to the effective date shall be conclusive proof of this fact.

6.03 In the event of a breach of the covenant contained in Section 6.01 above, the injured party shall have the right to take any one or more of the following actions, concurrently or successively:

         a. immediately terminate this Agreement and/or any Schedule upon written notice;

         b. seek an injunction against further violations of this Section; damages.

         c. pursue whatever other remedies are available at law or in equity, including suit for

6.04 In the event that this Agreement or any Schedule with Supplier is terminated under this provision, Aetna shall be obligated to pay Supplier only for work actually expended, as provided in Section 3.0.


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6.05 In the event of dissolution or cessation of the business of Supplier or if
Supplier is in default of this Agreement, Supplier waives all rights in this
Section 6.0, and Supplier allows Aetna to actively recruit and employ Supplier Employees.

7.0 STANDARD OF WORK/ASSIGNMENT OF PERSONNEL/PERFORMANCE

7.01 Supplier agrees to render its Services hereunder in accordance with high professional standards.

7.02 The Supplier Employee who shall perform Service defined in a Schedule subject to this Agreement shall be assigned solely to Aetna for the term of the Schedule unless otherwise defined in the Schedule or unless prior written approval has been obtained with the Aetna Coordinator.

7.03 Aetna reserves the right to approve or disapprove, for any reason, any Supplier Employee assigned pursuant to this Section 7.0.

7.04 Aetna reserves the right to request the removal of any person from this Agreement or schedule if such person is not, in Aetna's sole opinion, beneficial to the needs defined by the Aetna Coordinator.

7.05 If Supplier is retained under a Schedule to provide any type of survey, study or plan, Supplier shall not limit the strategy, methodology, or recommendation contained in said survey, study, or plan to a Supplier-provided implementation. In the event Supplier shall recommend either itself or a related entity as part of a subsequent study, solution, or implementation, it shall also submit to Aetna a fully-developed alternative recommendation in which neither the Supplier or any related entity is a participant.

8.0 INSURANCE, ACCIDENTS, INJURIES, LIABILITIES

8.01 Supplier shall indemnify and hold Aetna harmless from any and all claims, costs, expenses, damages, and liabilities for damage or injury to persons or property arising out of or related to the Services provided, except when such damage or injury was solely caused by the gross negligence of Aetna, its employees, or representatives.

8.02 Each party shall be liable for any loss, damage, cost, or expense that it may sustain or incur by reason of or arising from any accident or injury to its personnel or employees while on the premises of the other.

8.03 Supplier agrees, at is expense and during the term of this Agreement, to procure and maintain at a minimum the following insurance:

         a. Workers' compensation and employer's liability insurance sufficient to meet statutory liability limits in the state wherein the work is to be performed or with minimum limits of $100,000, whichever is greater;
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         b. General liability, on the comprehensive form of policy, including bodily injury and property damage coverage, with minimum limits of $500,000 per occurrence;

         c. Automobile liability insurance, on the comprehensive form of policy, with bodily injury and property damage liability coverage with regard to all automobiles used in the performance of this Agreement with minimum limits of $l00,000 per person and $300,000 per occurrence for property damage; and

         d. If aircraft is used in connection with the performance of the Agreement, aircraft public and passenger liability insurance with minimum limits of $100,000 per person and $300,000 per accident for bodily injury other than passenger liability, and $100,000 per accident for property damage. Required coverage for passenger liability bodily injury shall be a minimum of $100,000 per passenger and an aggregate total equal to the greater of either the number of seats or the number of passengers.

         e. Such other insurance which Aetna may require from time to time as will furnish reasonable protection against claims which may arise from Services under this Agreement whether such Services be by the Supplier or the Supplier Employees or anyone directly or indirectly employed by either of them.

8.04 Upon Aetna's request, the Supplier shall furnish to Aetna a certificate or written statement evidencing issuance of the above required insurance. The policies of required insurance shall contain an endorsement to the effect that cancellation or any material change in the policies adversely affecting the interest of Aetna in such insurance shall not be effective sooner than thirty
(30) days after written notice is received by Aetna.

8.05 In the event the Supplier fails to furnish such requested certificates or written statements or to continue to maintain such insurance during the term of this Agreement, Aetna shall have the right to withhold any or all payments under this Agreement so long as the Supplier has not complied with the requirements of this Section 8.

8.06 Paragraphs 8.01 and 8.02 shall survive this Agreement, even if this Agreement is terminated.

9.0 WARRANTY/INDEMNIFICATION

9.01 Supplier hereby represents and warrants that the Services performed and/or materials produced by Supplier will not violate any proprietary rights of any third party, including, without limitation, confidential relationships, patent, trademark, and copyright rights. Supplier hereby separately agrees to indemnify and hold Aetna harmless from any loss, claim, damage, cost, or expense of any kind, including reasonable attorney's fees to which Aetna may be subjected by virtue of a breach of the foregoing warranty.

9.02 Supplier hereby represents and warrants that it has all the right, title, and interest in the Services and any materials produced by Supplier and/or any

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Supplier Employee(s) assigned pursuant to this Agreement. Supplier hereby separately agrees to indemnify and hold Aetna harmless from any loss, claim, damage, cost, or expense of any kind, including reasonable attorney's fees to which Aetna may be subjected by virtue of a breach of the foregoing warranty.

10.0 LIMITED WARRANTY/LIMITATION OF DAMAGES

10.01 EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, SUPPLIER MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

10.02 EXCEPT FOR SUPPLIER'S BREACH OF SECTION 5.0 OR OF A THIRD PARTY NON-DISCLOSURE AGREEMENT AND EXCEPT FOR SUPPLIER'S OBLIGATIONS TO INDEMNIFY AETNA HEREUNDER, NEITHER AETNA NOR SUPPLIER SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES ARISING OUT OF THIS AGREEMENT, REGARDLESS OF WHETHER IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.0 YEAR 2000 WARRANTY

11.01 Supplier covenants and warrants that all products and services will correctly and properly perform all calculations and functions, including without limitation, collating sequences, time and date stamping transactions, time synchronization, file dating, and aging routines, if any, based upon dates equal to and beyond the year 2000 ("Year 2000 Compliance").

11.02 Supplier covenants and warrants that its facilities, production processes, equipment, and business systems are or will be Year 2000 Compliant such that there will be no disruption in services to Aetna in the Year 2000 and beyond. Supplier agrees to allow Aetna to inspect Suppliers facilities, production processes, equipment, and business systems from time to time to verity and document Supplier's compliance with this warranty.

11.03 Supplier's failure to perform with regard to Year 2000 Compliance shall constitute a material breach of this Agreement. In the event Supplier is unable to cure the breach to Aetna's sole satisfaction, Supplier shall be liable to Aetna for any and all damages arising from Supplier's failure to cure.

11.04 Supplier shall at its own expense indemnify, defend, settle, and hold harmless Aetna and its officers, agents, employees, customers, and all persons claiming under Aetna, from and against any and all claims, actions, injunctions, damages, losses, liabilities, costs, and expenses (including legal fees, costs, and expenses) arising in any way out of any claim, suit, proceeding, or allegation that is the result of the Supplier's failure to comply with the terms of this provision. Aetna agrees to send Supplier written notice of any such claim, suit, proceeding, or allegation promptly after Aetna receives written notice of the same.
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11.05 Paragraphs 11.01, 11.02, 11.03 and 11.04 shall survive this Agreement, even if this Agreement is terminated.

12.0 OWNERSHIP OF MATERIALS

12.01 Except as otherwise noted, Aetna shall own all technical notes, tangible and intangible property, and work products required to be delivered and/or produced or created by Supplier in connection with its work under this Agreement. Supplier acknowledges that any copyrightable works prepared by Supplier as work under this Agreement shall be deemed works for hire for Aetna under the copyright laws of the United States, it being the intent of this Agreement to vest full and exclusive ownership rights in Aetna, including but not limited to the exclusive right to copy and prepare derivative works. Supplier agrees to execute any documents reasonably requested by Aetna to fully vest such rights in Aetna.

12.02 Aetna acknowledges that Supplier may use methods, concepts, techniques, program organization, and data base structuring techniques that have been previously developed by Supplier or are from the public domain and that Supplier may continue to use such for its own purposes. To the extent that Supplier may include in the work product any pre-existing Supplier code sequences or other protected Supplier materials, Supplier agrees that Aetna shall be deemed to have an unrestricted right to use and authorize others to use such code and other proprietary materials of Supplier included in the work product.

12.03 In addition to the foregoing, Supplier shall promptly disclose to Aetna all inventions, discoveries, and improvements conceived or made by Supplier during the period of retention by Aetna and related to the business or activities of Aetna. Consistent with the provisions of the applicable state statutes relating to employment and assignment of inventions, Supplier shall assign all interests in said inventions, discoveries, and improvements to Aetna or its nominee, and execute all patent applications, assignments, or other related instruments which Aetna shall deem necessary to apply for and attain Letters Patent of the United States or any foreign country or to protect Aetna's or its nominee's interests therein. These obligations shall continue beyond the term of this Agreement with respect to inventions, discoveries, and improvements conceived or made by Supplier during the period of its retention by Aetna, and shall be binding upon Supplier's assigns, executors, administrators, and other legal representatives.

12.04 Aetna shall pay reasonable compensation to Supplier for Supplier's time spent in assisting Aetna in securing, defending, or enforcing any patent or copyright.

13.0 OTHER PROVISIONS

13.01 Supplier warrants that the Supplier Employee assigned pursuant to a
Schedule is free, as of the date of the Schedule, and will be free as of the date of commencement of the Services to be provided hereunder, of any contractual obligation that would prevent the Supplier Employee from entering this Agreement or otherwise prevent the Supplier Employee from providing the Services contracted for herein.
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13.02 It is understood and agreed that Supplier Employee is retained by Aetna only for the purpose of and to the extend set forth in the Schedule subject to this Agreement and that his/her relation to Aetna and/or Aetna's affiliates shall be only that of an independent contractor.

13.03 Nothing in this Agreement shall make either party the agent or employee of the other for any purpose whatsoever.

13.04 Neither party shall use the name, trade name, servicemarks, trademarks, trade dress, or logo of the other in publicity releases, advertising, or similar activities without the prior written consent of the other.

13.05 Supplier agrees that its Supplier Employee(s) will at all times comply with the security and safety regulations in effect upon Aetna's premises and maintain security of materials belonging to Aetna.

13.06 Any notice required or permitted under this Agreement shall be in writing except where otherwise expressly stated in this Agreement and shall be effective when delivered in person or sent by registered or certified United States mail; return receipt requested, proper postage prepaid, and properly addressed to the other party at the address given above or a more recent address of which the sending party has received written notice.

            All notices to Aetna shall be sent to the attention of the Head of Purchasing.

13.07 In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be unenforceable in any respect under any federal or state law, such unenforceability shall not affect any other provision but shall then be construed as if such unenforceable provision or provisions have never been contained herein.

13.08 This Agreement shall be governed and interpreted by the laws of the State of Connecticut.

13.09 Headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.

13.10 If a controversy should arise out of this Agreement or the claimed breach thereof, the individuals executing this Agreement on behalf of each party, or their respective successors, will attempt to resolve the matter. In the event that the parties are unable to resolve the dispute through informal discussion, they will participate in mediation in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes. In the event that the dispute is not resolved through mediation, the parties will submit the dispute to arbitration and attempt to agree upon rules and procedures for the arbitration. If the parties are unable to agree upon such rules and procedures, the arbitration will be conducted in accordance with the Commercial Arbitration

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Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Venue shall lie in Hartford, Connecticut.

13.11 This Agreement and the Schedule subject to this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all previous oral and written proposals, negotiations, representations, commitments, and other communications between the parties. This Agreement may not be released, discharged, changed, or modified except by an instrument in writing signed by duly authorized representatives of both parties.

13.12 Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or interruption of service resulting directly or indirectly from acts of God, civil or military authority, acts of the public enemy, war, riots, civil disturbances, insurrections, accidents, fire, explosions, earthquakes, floods, the elements or any other cause beyond the reasonable control of such party.

13.13 Neither party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party, and such consent shall not be unreasonably withheld, except however, Aetna may assign its rights and obligations under this Agreement to a parent or subsidiary, or in the event of merger or sale of a business unit or of majority stock ownership without Supplier's consent, provided that the assuming party agrees to assume its obligations under this Agreement and has adequate assets and resources to meet its obligations hereunder. In any event, Aetna shall provide Supplier with prompt written notice of such assignment. Any attempted assignment not in accordance with this Agreement shall be null and void.

Accepted and Agreed to:
Aetna Life Insurance Company                  IBS Interactive, Inc.


By  /s/ Elizabeth A. Sage                     By:  /s/ Clark D. Frederick
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        (Authorized Signature)                        (Authorized Signature)


Name:  Elizabeth A. Sage                      Name:  Clark D. Frederick
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         (Print Name)                                  (Print Name)


Title:  Head of   N & DS                      Title:  Chief Technical Officer
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Date:        27 Oct. 1997                     Date:        23 Oct. 1997
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